Exhibit 99.1

Badger Meter Reports Record Third Quarter Results

    MILWAUKEE--(BUSINESS WIRE)--Oct. 14, 2003--Badger Meter, Inc. (AMEX:BMI) today reported record third quarter sales and earnings for the period ended September 30, 2003.
    Net sales for the third quarter of 2003 were $48,613,000, a 5.8% increase from sales of $45,952,000 for the third quarter of the prior year. Net earnings were $2,644,000 or $0.80 per diluted share for the third quarter of 2003, a 14.6% increase from earnings of $2,307,000 or $0.70 per diluted share for the comparable prior period.
    For the first nine months of 2003, net sales were $135,704,000, a 6.9% increase from sales of $126,992,000 for the same period in the prior year. The two acquisitions completed in the second quarter of 2002 contributed $16,212,000 to net sales for the first nine months of 2003, compared to $6,707,000 for the same period in 2002. Net earnings were $5,956,000 or $1.81 per diluted share for the first nine months of 2003, a 4.5% decrease from earnings of $6,234,000 or $1.89 per diluted share for the first nine months of 2002.
    "The higher third quarter sales reflect higher sales of residential automatic meter reading (AMR) systems, including our new Orion(R) radio frequency AMR system and meters for systems supplied by Itron, Inc., and increased sales of commercial meters as part of a large metering project in South America. Sales also improved in several of our industrial product lines including automotive fluid meters and systems, electromagnetic flowmeters and concrete metering systems," said Richard A. Meeusen, president and chief executive officer of Badger Meter.
    Meeusen said the increased net earnings for the third quarter resulted from the higher sales, ongoing expense controls and lower interest expense.
    In September, Badger Meter announced that it is participating with Honeywell Automation and Control Solutions Service and Itron, Inc. in a comprehensive water meter upgrade solution for the City of Akron, Ohio. Badger Meter will supply 78,000 water meters equipped with its Recordall(R) Transmitter Register (RTR(R)) that will interface with Itron's AMR technology. The meter installations will begin in the fourth quarter and are expected to be completed within two years.
    "We made excellent progress in the second and third quarters of 2003, although our year-to-date earnings are below the same period in the prior year due to an abnormally soft first quarter. We are especially pleased with the customer response to our new Orion AMR system, and continue to invest in the development of additional new products. With the new Akron contract and continued shipments of water meters and systems to other major cities including Houston, we believe we are well positioned for continued strong performance in the fourth quarter," said Meeusen.

    Badger Meter is a leading marketer and manufacturer of flow measurement and control technology, developed both internally and with other companies, as well as the leader in providing digital connectivity to leading AMR technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

    Certain statements contained in the pages of this document, as well as other information provided from time to time by the company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words "anticipate," "believe," "estimate," "expect," "think," "should" and "objective" or similar expressions are intended to identify forward looking statements. The forward looking statements are based on the company's current views and assumptions and involve risks and uncertainties that include, among other things:



    - the success or failure of new product offerings
    - the actions and financial condition of competitors and alliance partners
    - changes in competitive pricing and bids in the marketplace
    - changes in domestic conditions, including housing starts
    - changes in foreign economic conditions, including currency fluctuations
    - changes in laws and regulations
    - changes in customer demand and fluctuations in the prices of and availability of purchased raw materials and parts.

    Some or all of these factors are beyond the company's control. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements.
    The forward looking statements made herein are made only as of the date of this document and the company undertakes no obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

    Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.



                          BADGER METER, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                              (Unaudited)

                    Nine Months Ended September 30,

                                           2003             2002
                                          ------           ------
Net sales                          $   135,704,000   $  126,992,000
Gross margin                       $    45,064,000   $   43,245,000
Earnings before income taxes       $     9,638,000   $    9,618,000
Provision for income taxes         $     3,682,000   $    3,384,000
Net earnings                       $     5,956,000   $    6,234,000
Earnings per share:
         Basic                     $          1.85   $         1.97
         Diluted                   $          1.81   $         1.89
Shares used in computation of:
         Basic                           3,216,267        3,158,474
         Diluted                         3,285,966        3,292,388

                   Three Months Ended September 30,

                                           2003             2002
                                          ------           ------
Net sales                          $    48,613,000   $   45,952,000
Gross margin                       $    16,097,000   $   15,667,000
Earnings before income taxes       $     4,289,000   $    3,574,000
Provision for income taxes         $     1,645,000   $    1,267,000
Net earnings                       $     2,644,000   $    2,307,000
Earnings per share:
         Basic                     $          0.82   $         0.73
         Diluted                   $          0.80   $         0.70
Shares used in computation of:
         Basic                           3,237,605        3,163,872
         Diluted                         3,317,478        3,297,413



                          BADGER METER, INC.
                 CONSOLIDATED CONDENSED BALANCE SHEETS


      Assets                        September 30,      December 31,
     --------                            2003              2002
                                        ------            ------
                                      (Unaudited)

Cash                               $    4,941,000     $   3,779,000
Receivables                            26,114,000        22,139,000
Inventories                            29,353,000        25,182,000
Other current assets                    5,765,000         4,280,000
                                   --------------     -------------
         Total current assets          66,173,000        55,380,000

Net property, plant and equipment      43,392,000        43,468,000
Prepaid pension                        16,212,000        17,454,000
Other long-term assets                  4,956,000         4,464,000
Goodwill                                6,808,000         5,697,000
                                   --------------     -------------
         Total assets              $  137,541,000     $ 126,463,000
                                   ==============     =============


  Liabilities and Shareholders' Equity
  -------------------------------------

Short-term debt and current
 portion long-term debt            $   29,590,000     $  26,334,000
Payables                               13,686,000        11,040,000
Accrued compensation and employee
 benefits                               6,358,000         6,017,000
Warranty and other liabilities          7,974,000         5,164,000
                                   --------------     -------------
         Total current liabilities     57,608,000        48,555,000

Deferred income taxes                   4,858,000         4,710,000
Long-term employee
 benefits                              11,445,000        12,057,000
Long-term debt                         10,283,000        13,046,000
Shareholders' equity                   53,347,000        48,095,000
                                   --------------     -------------
         Total liabilities and
          shareholders' equity     $  137,541,000     $ 126,463,000
                                   ==============     =============

    CONTACT: Badger Meter, Inc.
             Joan C. Zimmer, 414-371-5702